Exhibit 10.19

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of February 24, 2012 with an effective date of November 14, 2011, between Rosetta Stone Ltd., a Delaware corporation (together with its successors and assigns, the “Company”), and Pragnesh Shah (“Executive”).

Recitals

A.            The Company and Executive desire to enter into an agreement pursuant to which the Company will employ Executive as its President, Global Consumer subject to the terms and conditions of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

1.             Employment.

The Company hereby engages Executive to serve as the President, Global Consumer of the Company, and Executive agrees to serve the Company, during the Service Term (as defined in Section 4 below) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

2.             Duties.

During the Service Term, Executive, as President, Global Consumer of the Company, shall have all the duties and responsibilities customarily rendered by President, Marketing and Sales of companies of similar size and nature and such other duties and responsibilities as may be delegated from time to time by the Board or the Chief Executive Officer of the Company (“Chief Executive Officer”) in their sole discretion.  Executive will report to the Chief Executive Officer.

Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company and its Affiliates. With the prior consent of the Chief Executive Officer, Executive will be permitted to serve on the boards of other companies so long as such service does not unreasonably interfere with his duties to the Company.

3.             Salary, Bonus and Benefits.

The Board shall make all decisions related to Executive’s base salary and the payment of bonuses, if any.  Executive’s Annual Base Salary and other compensation will be reviewed by the Board at least annually.

(a)           Base Salary.  During the Service Term, the Company will pay Executive a base salary (the “Annual Base Salary”) as the Board may designate from time to time. The initial Annual Base Salary shall be at the rate of $275,000 per annum paid in accordance with the Company’s customary payroll practices (minus all applicable withholdings and deductions).  Executive’s Annual Base Salary for any partial year will be prorated based upon the number of days elapsed in such year.  The Annual Base Salary may be increased (but not decreased) from time to time during the Service Term by the Board based upon the Company’s and Executive’s performance.

(b)           Bonus Plan.  Executive shall be eligible to receive an annual bonus in accordance with Company bonus policy to be established by the Board from time to time (the “Annual Bonus”).  The Annual Bonus, if any, will be determined by the Board based upon the Company’s annual achievement of financial performance goals and other annual objectives as determined by the Board in good faith for each fiscal year of the Company.  The Company will pay Executive the Annual Bonus for a given year, if any, in accordance with the terms of the then-current Company bonus policy.  For 2011, Executive will be eligible to receive an Annual Bonus of up to seventy five percent (75%) of his Annual Base Salary upon 100% achievement of annual objectives.  For subsequent years, the Annual Bonus target as a percentage of then-current Annual Base Salary, may be adjusted, but may not be less than 75% of the Executive’s then-current Annual Base Salary.

(c)           Equity. Executive shall be eligible to receive annual grants of stock options and other equity awards in accordance with equity compensation arrangements established by the Board. The grants shall have such terms as are determined by the Board in accordance with the current stock plan in place at time of grant.

(d)           Benefits.

(i)            Executive and, to the extent eligible, his dependents, shall be entitled to participate in and receive all benefits under any welfare or pension benefit plans and programs made available to the Company’s senior level executives or to its employees generally (including, without limitation, medical, disability and life insurance programs, accidental death and dismemberment protection, leave and participation in retirement plans and deferred compensation plans), subject, however, to the generally applicable eligibility and other provisions of the various plans and programs and laws and regulations in effect from time to time.

(ii)           The Company shall reimburse Executive for all reasonable, ordinary and necessary business, travel or entertainment expenses incurred during the Service Term in the performance of his services hereunder in accordance with the policies of the Company as they are from time to time in effect. Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which Executive seeks payment or reimbursement, and any other information or materials, which the Company may from time to time reasonably require.  The Company shall reimburse Executive the amount of such an expense in accordance with the Company’s expense reimbursement policy as in effect from time to time, but no later than two and one-half months following the end of the year in which Executive incurred the expense.

(iii)         Executive shall be entitled to 22 paid vacation days and 3 paid sick days per annum which shall accrue pro rata during the applicable year and shall be entitled to medical, disability, family and other leave in accordance with Company policies as in effect from time to time for senior executives.  Paid vacation and sick days not used by calendar year end shall be forfeited unless otherwise provided in the Company’s vacation and sick leave policy.

(iv)          Notwithstanding anything to the contrary contained above, the Company shall be entitled to terminate or reduce any employee benefit enjoyed by Executive pursuant to the provisions of this Section 3(c), but only if such reduction is part of an across-the-board reduction applicable to all executives of the Company who are entitled to such benefit and is permissible under the Code and the Employee Retirement Income Security Act of 1974, as amended.

4.             Employment Term.

Unless Executive’s employment under this Agreement is sooner terminated as a result of Executive’s resignation or termination in accordance with the provisions of Section 5 below, Executive’s term of employment (“Service Term”) under this Agreement shall commence on the date hereof and shall continue for a period of one (1) year, and at the end of each day it shall renew and extend automatically for an additional day so that the remaining Service Term is always one year; provided, however, that either party may terminate this Agreement pursuant to Section 5 below for any reason, with or without Cause or with or without Good Reason, as the case may be, at any time upon thirty (30) days prior written notice to the other party of its decision to terminate (except in the event of termination for Cause, whereupon Executive’s termination shall be effective immediately upon written notice thereof except for any required grace periods for “Cause” as otherwise set forth below).

5.             Termination.

Executive’s employment with the Company shall cease upon the first of the following events to occur:

(a)           Executive’s death.

(b)           Executive’s voluntary retirement at age 65 or older.

(c)           Executive’s “Disability”, which means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.  A determination of disability may be made by a physician selected or approved by the Chief Executive Officer and, in this respect, Executive shall submit to an examination by such physician upon request by the Chief Executive Officer.  Any such termination for disability shall be only as expressly permitted by the Americans with Disabilities Act.

(d)           Termination by the Company by the delivery to Executive of a written notice from the Chief Executive Officer that Executive has been terminated (“Notice of Termination”) with or without Cause.  “Cause” shall mean termination for any of the following:

(i)            Executive (A) commits a felony or a crime involving moral turpitude or commits any other act or omission involving fraud, embezzlement or any other act of dishonesty in the course of his employment by the Company which conduct damages the Company or an Affiliate; (b) substantially and repeatedly fails to perform duties of the office held by Executive as reasonably directed by the Board and/or Chief Executive Officer, (c) commits gross negligence or willful misconduct with respect to the Company or an Affiliate; (d) commits a material breach of this Agreement that is not cured within ten (10) days after receipt of written notice thereof from the Board and/or Chief Executive Officer; (e) fails, within ten (10) days after receipt by Executive of written notice thereof from the Board and/or Chief Executive Officer, to correct, cease or otherwise alter any failure to comply with instructions or other action or omission which the Board and/or Chief Executive Officer reasonably believes does or may materially or adversely affect the Company’s or an Affiliate’s business or operations, (f) commits misconduct which is of such a serious or substantial nature that a reasonable likelihood exists that such misconduct will materially injure the reputation of the Company or an Affiliate, (g) harasses or discriminates against the Company’s or an Affiliate’s employees, customers or vendors in violation of the Company’s policies with respect to such matters, (h) misappropriates funds or assets of the Company or an Affiliate for personal use or willfully violates the Company policies or standards of business conduct as determined in good faith by the Board and/or Chief Executive Officer, (i) fails, due to some action or inaction on the part of Executive, to have immigration status that permits Executive to maintain full-time employment with the Company in the United States in compliance with all applicable immigration law, or (j) discloses trade secrets of the Company or an Affiliate.

(e)           Executive’s voluntary resignation by the delivery to the Chief Executive Officer of a written notice from Executive that Executive has resigned with or without Good Reason. “Good Reason” shall mean Executive’s resignation from employment with the Company within thirty (30) days after (i) a material diminution in Executive’s annual salary, duties, authority or responsibilities from the annual salary, duties, authority or responsibilities as in effect at the commencement of the Service Term, (ii) the Company’s failure to perform any material obligation undertaken by the Company to Executive hereunder after Executive has provided the Company with written notice of such failure and such failure has not thereafter been cured within ten (10) days of the delivery of such written notice or (iii) notice by the Company to Executive that his primary place of employment is to be relocated to a geographic area more than 50 miles from the Company’s office in Arlington, Virginia, without Executive’s consent.

6.             Rights on Termination.

(a)           If during the Service Term Executive’s employment is terminated under Section 5 above (x) by the Company without Cause or (y) by Executive with Good Reason, then:

(i)            The Company shall pay to Executive, at the times specified in Section 6(a)(vii) below, the following amounts:

(1)           the Accrued Obligation;

(2)           a lump sum in cash equal to the product of (x) 1/12 of the amount of the Annual Base Salary in effect immediately prior to the Termination Date and (y) 12; and

(3)           a lump sum in cash equal to the product of (x) the monthly basic life insurance premium applicable to Executive’s basic life insurance coverage immediately prior to the Termination Date and (y) 12.  To the extent then available under the life insurance program, Executive may, at his option, convert his basic life insurance coverage to an individual policy after the Termination Date by completing the forms required by the Company for this purpose.

The amounts described in Section 6(a) (i) (2) and (3) above shall be referred to herein as the “Severance Payments.”

(ii)           The Company will pay Executive the pro rata portion, if any, of Executive’s Annual Bonus earned up until such Termination Date, subject to the other terms and conditions of the then-current Company bonus policy (i.e., payment date, payment form, components of bonus policy, bonus target, etc.).

(iii)         Upon Executive’s termination, Executive and his spouse and eligible dependents, as applicable, may elect health care coverage for up to 18 months from his last day of work at the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Subject to Section 6(a)(vii) below, the Company will pay for up to twelve (12) months, on an after-tax basis, the portion of Executive’s COBRA premiums for such coverage that exceeds the amount that Executive would have incurred in premiums for such coverage under the Company’s health plan if then employed by the Company; provided, however, the Company’s obligation shall only apply to the extent COBRA coverage is elected and in effect during such period.  Following the twelve (12) months of coverage, Executive will be responsible for the full amount of all future premium payments should he wish to continue COBRA coverage.  However, if Executive or his spouse becomes eligible for group health coverage sponsored by another employer (regardless of whether such coverage is actually elected) or for any other reason his COBRA coverage terminates, the Company shall not be obligated to pay any portion of the premiums provided hereunder for periods after he becomes eligible for such other coverage or his COBRA coverage terminates.

(iv)          Subject to Executive’s group health plan coverage continuation rights under COBRA the benefits listed in clause (iii) of this Section 6(a) shall be reduced to the extent benefits of the same type are received by or made available to Executive during such period, and provided, further, that Executive shall have the obligation to notify the Company that he is entitled to or receiving such benefits.

(v)           Payments and benefits provided to Executive under this Section 6 (other than Accrued Obligations) are contingent upon Executive’s execution of a release substantially in the form of Exhibit A hereto and such release becoming irrevocable.

(vi)          Executive shall not be permitted to specify the taxable year in which a payment described in this Section 6 shall be made to him.

(vii)        The Company shall pay Executive the amounts specified in Sections 6(a)(i)(1), (2) and (3) within thirty (30) days after the Termination Date.  Notwithstanding the forgoing, if the Executive is deemed on the Termination Date to be a Specified Employee, then with regard to any Severance Payment that is “deferred compensation” within the meaning of Section 409A and which is paid as a result of the Executive’s Separation from Service such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such Separation from Service of the Executive, and (B) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to the preceding sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the six (6)-month U.S. Treasury Rate in effect on the date of Executive’s Separation From Service, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  To the extent subject to a mandatory six-month delay in payment under Section 409A, the Company shall pay the amounts specified in Section 6(a)(iii) for the first six (6) month period commencing on the date of Executive’s Separation From Service on the date that is six (6) months following the date of Executive’s Separation Form Service and shall also pay Executive the amount of interest that would be earned on this amount until the date of payment calculated using an interest rate equal to the six (6) month U.S. Treasury Rate in effect on the date of Executive’s Separation From Service.

(b)           If the Company terminates Executive’s employment for Cause, if Executive dies or is Disabled, or if Executive resigns without Good Reason, the Company’s obligations to pay any compensation or benefits under this Agreement will cease effective as of the Termination Date and the Company shall pay to Executive the Accrued Obligation within thirty (30) days following the Termination Date.  Following such payments, the Company shall have no further obligations to Executive other than as may be required by law or the terms of an employee benefit plan of the Company.

(c)           Notwithstanding the foregoing, the Company’s obligation to Executive for Severance Payments or other rights under either Sections 6(a) or (b) above shall cease if Executive is in violation of the provisions of Sections 8 or 9 below.

(d)           If the Executive retires at age 65 or older, the Company shall pay the Executive’s Annual Base Salary through the retirement date and shall also pay Executive the pro rata portion of any Annual Bonus that may have been earned by the Executive through the retirement date in accordance with the terms of the then-current Company bonus policy.  No other amounts will be payable by the Company.

7.             Representations of Executive.

Executive hereby represents and warrants to the Company that the statements contained in this Section 7 are true and accurate as of the date of this Agreement.

(a)           Legal Proceedings.  Executive has not been (i) the subject of any criminal proceeding (other than a minor traffic violation or other minor offense) which has resulted in a conviction against Executive, nor is Executive the subject of any pending criminal proceeding (other than a minor traffic violation or other minor offense), (ii) indicted for, or charged in a court of competent jurisdiction with, any felony or crime of moral turpitude, (iii) the defendant in any civil complaint alleging damages in excess of $50,000, or (iv) the defendant in any civil complaint alleging sexual harassment, unfair labor practices or discrimination in the work place.

(b)           Securities Law.  Executive has not been found in a civil action by the Securities and Exchange Commission, Commodity Futures Trading Commission, a state securities authority or any other regulatory agency to have violated any federal, state or other securities or commodities law.

(c)           Work History; Immigration Status.  Executive’s resume, previously provided by Executive to the Company, is complete and correct in all material respects, and accurately reflects Executive’s prior work history. Executive has the full legal right to be employed on a full-time basis by the Company in the United States under all applicable immigration laws on the basis of the Company’s continued willingness to employ him on a full-time basis, and has provided the Company with evidence of legal immigration status and will do so at any time upon request. The Company will, if applicable, continue to cooperate with Executive in maintaining Executive’s work visa status and/or any mutually agreeable adjustment of status.

(d)           Employment Restrictions. Executive is not currently a party to any non competition, non-solicitation, confidentiality or other work-related agreement that would be violated by the terms and conditions of this Agreement.

8.             Confidential Information; Proprietary Information, etc.

(a)           Obligation to Maintain Confidentiality.  Executive acknowledges that any Proprietary Information disclosed or made available to Executive or obtained, observed or known by Executive as a direct or indirect consequence of his employment with or performance of services for the Company or any of its Affiliates during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which Executive is receiving Severance Payments, are the property of the Company and its Affiliates. Therefore, Executive agrees that, other than in the course of performance of his duties as an employee of the Company, he will not at any time (whether during or after Executive’s term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or records pertaining to the Company, its Affiliates and their respective business for any reason whatsoever without the Chief Executive Officer’s consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Executive’s acts or omissions to act. Executive agrees to deliver to the Company at the termination of his employment, as a condition to receipt of the next or final payment of compensation, or at any other time the Company may request in writing (whether during or after Executive’s term of employment), all records pertaining to the Company, its Affiliates and their respective business which he may then possess or have under his control. Executive further agrees that any property situated on the Company’s or its Affiliates’ premises and owned by the Company or its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or its Affiliates and their personnel at any time with or without notice. Nothing in this Section 8(a) shall be construed to prevent Executive from using his general knowledge and experience in future employment so long as Executive complies with this Section 8(a) and the other restrictions contained in this Agreement.

(b)           Ownership of Property.  Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or any of its Affiliates (including any of the foregoing that constitutes any Proprietary Information or records) (“Work Product”) belong to the Company or such Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Company or such Affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Chief Executive Officer and perform all actions reasonably requested by the Chief Executive Officer (whether during or after Executive’s term of employment) to establish and confirm the Company’s or its Affiliate’s ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments). Notwithstanding anything contained in this Section 8(b) to the contrary, the Company’s ownership of Work Product does not apply to any invention that Executive develops entirely on his own time without using the equipment, supplies or facilities of the Company or Affiliates or any Proprietary Information (including trade secrets), except that the Company’s ownership of Work Product does include those inventions that: (i) relate to the business of the Company or its Affiliates or to the actual or demonstrably anticipated research or development relating to the Company’s business; or (ii) result from any work that Executive performs for the Company or its Affiliates.

(c)           Third Party Information.  Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive’s employment and thereafter, and without in any way limiting the provisions of Sections 8(a) and 8(b) above, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with his work for the Company or its Affiliates, Third Party Information unless expressly authorized by the Chief Executive Officer in writing.

(d)           Use of Information of Prior Employers, etc.  Executive will abide by any enforceable obligations contained in any agreements that Executive has entered into with his prior employers or other parties to whom Executive has an obligation of confidentiality.

(e)           Compelled Disclosure.  If Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, Executive will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy.  Executive will cooperate fully with the Company and the Company’s representatives in any attempt by the Company, at its sole cost and expense, to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Executive disclose Proprietary Information or Third Party Information then Executive may disclose such Proprietary Information or Third Party Information to the extent legally required; provided, however, that Executive will use his reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.

9.             Noncompetition and Nonsolicitation.

(a)           Noncompetition and Nonsoliciation.

During Executive’s employment, and for a period of twelve (12) months following the termination of Executive’s employment, Executive will not, within any geographic area served or supervised by Executive during the 12-month period immediately preceding the Termination Date:

(1)  render or offer any Competing Service or Product to any client or customer for whom Executive provided a Competing Service/Product on behalf of Company;

(2)  render or offer any Competing Service or Product to any Prospective Customer of Company; or,

(3)  participate in the recruitment or hiring of any Company employee to provide any Competing Service or Product.

“Competing Service or Product” means producing or selling software or services used for learning foreign languages, including English as a foreign language, and any other business carried on by the Company during Executive’s employment.  A “Prospective Customer” means any Person that the Executive, or other employee working under the Executive, has entertained discussions with to become a client or customer of Company at any time during the 12-month period immediately preceding the Termination Date and who has not explicitly rejected a business relationship with the Company.  For purposes of this paragraph 9(a), “Company” includes Company and any Affiliate to which Executive provided services during his employment.

(b)           Acknowledgment.  Executive acknowledges that in the course of his employment with the Company and its Affiliates, he has and will become familiar with the trade secrets and other Proprietary Information of the Company and its Affiliates. Executive further acknowledges that as the President, Global Consumer of the Company, Executive has and will have direct or indirect responsibility, oversight or duties with respect to the businesses of the Company and its Affiliates and its and their current and prospective employees, vendors, customers, clients and other business relations, and that, accordingly, the geographical restriction contained in this Section 9 is reasonable in all respects and necessary to protect the goodwill and Proprietary Information of the Company and that without such protection the Company’s customer and client relations and competitive advantage would be materially adversely affected.  It is specifically recognized by Executive that his services to the Company and its Affiliates are special, unique and of extraordinary value, that the Company has a protectable interest in prohibiting Executive as provided in this Section 9, that Executive is responsible for the growth and development of the Company and the creation and preservation of the Company’s goodwill, that money damages are insufficient to protect such interests, that there is adequate consideration being provided to Executive hereunder, that such prohibitions are necessary and appropriate without regard to payments being made to Executive hereunder and that the Company would not enter this Agreement with Executive without the restriction of this Section 9. Executive further acknowledges that the restrictions contained in this Section 9 do not impose an undue hardship on him and, since he has general business skills that may be used in industries other than that in which the Company and its Affiliates conduct their business, do not deprive Executive of his livelihood. Executive further acknowledges that the provisions of this Section 9 are separate and independent of the other sections of this Agreement.

(c)           Enforcement, etc.  If, at the time of enforcement of Section 8 or 9 of this Agreement, a court concludes that the restrictions stated herein are unenforceable or unreasonable under circumstances then existing, the parties hereto agree that the unenforceable or unreasonable restriction should be severed from the Agreement and shall not affect the validity of enforceability of the other restrictions in Section 8 or 9.  Because Executive’s services are unique, because Executive has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, without limiting the generality of Section 12(f), in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(d)           Submission to Jurisdiction.  The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to Section 8 and/or 9 of this Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii)

agree not to bring any action or proceeding arising out of or relating to Section 8 and/or 9 of this Agreement in any other court. The parties hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

GENERAL PROVISIONS

10.          Definitions.

“Accrued Obligation” means the sum of (a) Executive’s Annual Base Salary through the Termination Date for periods through but not following his Separation From Service and (b) any accrued vacation pay earned by Executive, in each case, to the extent not theretofore paid.

“Affiliate” means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such particular Person. A Subsidiary of the Company shall be an Affiliate of the Company.

“Board” means the Board of Directors of the Company or any committee of the Board, such as the Compensation Committee, to which the Board has delegated applicable authority.

“Code” means the Internal Revenue Code of 1986, as amended.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, university, college, governmental authority or other entity of any kind.

“Proprietary Information” means any and all data and information concerning the business affairs of the Company or any of its Affiliates and not generally known in the industry in which the Company or any of its Affiliates is or may become engaged, and any other information concerning any matters affecting or relating to the Company’s or its Affiliates businesses, but in any event Proprietary Information shall include, any of the Company’s and its Affiliates’ past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates’ businesses or industries, customers, customer lists, clients, client lists, the prices the Company and its Affiliates obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company and its Affiliates, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important. Proprietary Information does not include any information that Executive has obtained from a Person other than an employee of the Company or an Affiliate, which was disclosed to him without a breach of a duty of confidentiality.

“Section 409A” means Section 409A of the Code and the final Department of Treasury regulations and formal guidance issued thereunder.

“Separation From Service” shall have the meaning ascribed to such term in Section 409A.

“Specified Employee” means a person who is a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established in resolutions adopted by the Board.

“Subsidiary” means any company of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

“Termination Date” means the effective date of the termination of Executive’s employment.

11.          Notices.

Any notice provided for in this Agreement must be in writing and must be mailed, personally delivered or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Company:

Rosetta Stone Ltd.
1919 North Lynn Street

7th Floor

Arlington, VA 22209

Attention:  Chief Executive Officer

With a copy to:

Rosetta Stone Ltd.
1919 North Lynn Street

7th Floor

Arlington, VA 22209

Attention:  General Counsel

If to Executive:

Pragnesh Shah

7279 Evans Mill Rd

McLean,VA 22101

With a Copy to:

Venable LLP

c/o Mr. Art Cirulnick

575 7th St Northwest

Washington D.C. 20004

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when delivered or, if mailed, five (5) business days after deposit in the U.S. mail.

12.          Miscellaneous.

(a)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)           Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)           Counterparts; Facsimile Transmission.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party to this Agreement agrees that its own telecopied signature will bind it and that it accepts the telecopied signature of each other party to this Agreement.

(d)           Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of the parties under this Agreement shall not be assignable without the prior written consent of the other party, except for assignments by operation of law and assignments by the Company to any successor of the Company by merger, consolidation, combination or sale of assets. Any purported assignment in violation of these provisions shall be void ab initio.

(e)           Choice of Law; Jurisdiction.  All questions or disputes concerning this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.  The parties hereby: (i) submit to the non-exclusive jurisdiction of any state or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to this Agreement; and (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court. Each party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(f)            Remedies.  Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(g)           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.

(h)           Business Days.  If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.  The provisions of this Section 12(h) shall not apply to determine the date an amount is payable under Section 3(c)(ii) or 6.

(i)            Termination.  This Agreement (except for the provisions of Sections 1, 2, 3, and 4) shall survive the termination of Executive’s employment with the Company and shall remain in full force and effect after such termination.

(j)            No Waiver.  A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion. Neither failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

(k)           Insurance.  The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance with respect to Executive in any amount or amounts considered available provided, however, that such procurement of insurance does not restrict the amount of insurance that Executive may obtain for his own personal use. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(l)            Taxes; Withholding of Taxes on Behalf of Executive.  Executive shall be solely responsible for any and all taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement, and all such compensation and benefits shall be subject to applicable withholding.  Without limiting the scope of the preceding sentence, the Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes imposed with respect to Executive’s compensation or other payments from the Company or any of its Affiliates or Executive’s ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

(m)          Waiver of Jury Trial.  BOTH PARTIES TO THIS AGREEMENT AGREE THAT ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM RELATING TO THE TERMS AND PROVISIONS OF THIS AGREEMENT, OR TO ITS BREACH, MAY BE COMMENCED IN THE COMMONWEALTH OF VIRGINIA IN A COURT OF COMPETENT JURISDICTION.  BOTH PARTIES TO THIS AGREEMENT FURTHER AGREE THAT ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM SHALL BE RESOLVED BY A JUDGE ALONE, AND BOTH PARTIES HEREBY WAIVE AND FOREVER RENOUNCE THAT RIGHT TO A TRIAL BEFORE A CIVIL JURY.

13.          Certain Additional Payments by the Company; Code Section 280G.

(a)           Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive pursuant to this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first cash payment to be reduced; and (B) employee benefits shall be reduced last (but only to the extent such benefits may be reduced under applicable law, including, but not limited to the Code and the Employee Retirement Income Security Act of 1974, as amended) and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first benefit to be reduced.

(b)           The determinations and calculations required hereunder shall be made by nationally recognized accounting firm that is (i) not be serving as accountant or auditor for the person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code) or any Affiliate of such person, and (ii) agreed upon by the Company and Executive  (the “Accounting Firm”)   The

Company shall bear all expenses with respect to the determinations by the Accounting Firm required to be made hereunder.

(c)           The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Eligible Employee within fifteen (15) business days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

14.          Indemnification.

During and following the employment period, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its Affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of Company to the maximum extent permitted by applicable law and the Company’s By-Laws. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding shall be paid directly by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. To the extent that the Company reduces the indemnity rights provided for under its By-Laws after execution of this Agreement, the Company’s indemnity obligations hereunder shall be unaffected (to the extent permitted by applicable law).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Rosetta Stone Ltd.

By:	/s/ Stephen Swad
Stephen Swad, President and CEO

EXECUTIVE

By:	/s/ Pragnesh Shah
Pragnesh Shah

EXHIBIT A

Form of Release

CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND GENERAL RELEASE.  BY SIGNING THIS AGREEMENT AND GENERAL RELEASE YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

Agreement and General Release

This Agreement and General Release (“Release”) is between Rosetta Stone Ltd. (the “Company”) and Pragnesh Shah (“Executive”) (each a “Party,” and together, the “Parties”). For purposes of this Release “Effective Date” shall mean the date that is the eighth day after the date on which Executive signs this Release, provided Executive has not revoked this Release pursuant to Section 2(d) below.

Recitals

A.            Executive and the Company are parties to an Employment Agreement to which this Release is appended as Exhibit A (the “Employment Agreement”).

B.            Executive wishes to receive the Severance Payments described Section 6(a) of the Employment Agreement.

C.            Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Separation Date defined below.

Agreement

The Parties agree as follows:

1.             Confirmation of Severance Benefit Obligation. The Company shall pay or provide to Executive the entire Severance Payments, as, when and on the terms and conditions specified in the Employment Agreement.

2.             Legal Releases

(a)           Executive, on behalf of Executive and Executive’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive, including, without limitation, Executive’s counsel (all of whom are collectively referred to as “Executive Releasers”), hereby fully and forever releases and discharges the Company, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Executive Releaser due to any Executive Releasee’s act or omission, (all of whom are collectively referred to as “Executive Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any civil rights law of any state or other governmental body; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Release, the release set forth in this Section shall not extend to: (i) any rights arising under this Release; (ii) any vested rights under any pension, retirement, profit sharing or similar plan; (iii) any rights Executive has under any grants of stock options, restricted stock, or other forms of equity that may have been provided to Executive during Executive’s employment (such grants to be governed by the applicable equity plan and grant agreement); (iv) any rights Executive has under applicable workers compensation laws; (v) Executive’s rights, if any, to indemnification, and/or defense under any Company certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract or any indemnification agreement with the Company, in connection with Executive’s acts an omissions within the course and scope of Executive’s employment with the Company; (vi) Executive’s ability to communicate with the Equal Employment Opportunity Commission (EEOC) or any other governmental agency, provided Executive does not seek any personal relief for any claims released herein; (vii) any claims arising after the date of Executive’s execution of this Release; (viii) any obligations of the Company under the Employment Agreement which survive Executive’s termination of employment; or (viii) any other claims that cannot lawfully be released.  Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under the worker’s compensation laws of any state that was not reported to the Company by Executive before the Effective Date, and Executive agrees not to not file a worker’s compensation claim asserting the existence of any such previously undisclosed illness, injury, or disability. Executive has specifically consulted with counsel with respect to the agreements, representations, and declarations set forth in the previous sentence. Executive understands and agrees that by signing this Release Executive is giving up any right to bring any legal claim against the Company concerning, directly or indirectly, Executive’s employment relationship with the Company, including Executive’s separation from employment.  Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Executive may have against the Company, except as specifically provided otherwise in this Release.

(b)           The Company, for itself, its affiliates, and any other person or entity that could or might act on behalf of it including, without limitation, its attorneys (all of whom are collectively referred to as “Company Releasers”), hereby fully and forever release and discharge Executive, Executive’s heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any Company Releaser on account of Executive’s employment with the Company or separation there from (all of whom are collectively referred to as “Company Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that the Company Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission relating to Employee’s employment with the Company or separation there from, without regard to present actual knowledge of such acts or omissions; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Release, the release set forth in this Section shall not extend to: (i) any rights arising under this Release; (ii) a breach of fiduciary duty or other misconduct that renders Executive ineligible for indemnification by the Company under applicable law, or any right of recovery by the Company for Executive’s breach of fiduciary duty or misconduct in his capacity as an officer and/or director of the Company under applicable law; or (iii) any claim or claims that the Company may have against Executive as of the Effective Date of which the Company is not aware as of the Effective Date because of willful concealment by Executive.  The Company understands and agrees that by signing this Release, it is giving up its right to bring any legal claim against Executive concerning, directly or indirectly, Executive’s employment relationship with the Company.  The Company agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Executive, to include all actual or potential legal claims that the Company may have against Executive relating to Employee’s employment with the Company or separation therefrom, except as specifically provided otherwise in this Release.

(c)           In order to provide a full and complete release, each of the Parties understands and agrees that this Release is intended to include all claims, if any, covered under this Section 2 that such Party may have and not now know or suspect to exist in his or its favor against any other Party and that this Release extinguishes such claims.  Thus, each of the Parties expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the party being released.

(d)           Executive acknowledges that he consulted with an attorney of his choosing before signing this the Employment Agreement and this Release, and that the Company provided him with no fewer than twenty-one (21) days during which to consider the provisions of the Employment Agreement and this Release and, specifically the release set forth at Section 2(a) above, although Executive may sign and return the Release sooner if he so chooses.  Executive further acknowledges that he has the right to revoke this Release for a period of seven (7) days after signing it and that this Release shall not become effective until such seven (7)-day period has expired. Executive acknowledges and agrees that if he wishes to revoke this Release, he must do so in writing, and that such revocation must be signed by Executive and received by the Company in care of the Chief Executive Officer no later than 5 p.m. (Eastern Time) on the seventh (7th) day after Executive has signed this Release. Executive acknowledges and agrees that, in the event that he revokes this Release, he shall have no right to receive the Severance Payments. Executive represents that he has read this Release, including the release set forth in Section 2(a), above, affirms that this Release and the Employment Agreement provide him with benefits to which he would not otherwise be entitled, and understands its terms and that he enters into this Release freely, voluntarily, and without coercion.

3.             Executive acknowledges that he has received all compensation to which he is entitled for his work up to his last day of employment with the Company, and that he is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the Severance Payments.

4.             Executive agrees that the only thing of value that he will receive by signing this Release is the Severance Payments.

5.             The Parties agree that their respective rights and obligations under the Employment Agreement shall survive the execution of this Release.

6.             The parties understand and agree that this Release shall not be construed as an admission of liability on the part of any person or entity, liability being expressly denied.

7.             Executive represents and warrants to the Company that, prior to the Effective Date, Executive did not disclose to any person, other than to Executive’s spouse, tax advisor and counsel, the terms of this Release or the circumstances under which the matter that is the subject of this Release has been resolved.  After the Effective Date, neither Executive, counsel for Executive, nor any other person under Executive’s control shall disclose any term of this Release or the circumstances of Executive’s separation from the Company, except that Executive may disclose such information to Executive’s spouse, or as required by subpoena or court order, or to an attorney or accountant to the extent necessary to obtain professional advice.  Executive shall not be entitled to rely upon the foregoing exception for disclosures pursuant to subpoena or court order unless Executive has given the Company written notice, within three business days following service of the subpoena or court order.

8.             Executive covenants never to disparage or speak ill of the Company or any the Company product or service, or of any past or present employee, officer or director of the Company, nor shall Executive at any time harass or behave unprofessionally toward any past, present or future the Company employee, officer or director.

9.             Executive acknowledges that because of Executive’s position with the Company, Executive may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Executive was involved during Executive’s employment with the Company, or that concern matters of which Executive has information or knowledge (collectively, a “Proceeding”). Executive agrees that Executive shall testify truthfully in connection with any such Proceeding, shall cooperate with the Company in connection with every such Proceeding, and that Executive’s duty of cooperation shall include an obligation to meet with the Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena.  The Company shall reimburse Executive for reasonable out-of-pocket expenses that Executive incurs in honoring Executive’s obligation of cooperation under this Section 9.

10.          Miscellaneous Terms and Conditions

(a)           Each party understands and agrees that Executive or it assumes all risk that the facts or law may be, or become, different than the facts or law as believed by the party at the time Executive or it executes this Release.  Executive and the Company acknowledge that their relationship precludes any affirmative obligation of disclosure, and expressly disclaim all reliance upon information supplied or concealed by the adverse party or its counsel in connection with the negotiation and/or execution of this Release.

(b)           The parties warrant and represent that they have been offered no promise or inducement except as expressly provided in this Release, and that this Release is not in violation of or in conflict with any other agreement of either party.

(c)           All covenants and warranties contained in this Release are contractual and shall survive the closing of this Release.

(d)           This Release shall be binding in all respects upon, and shall inure to the benefit of, the parties’ heirs, successors and assigns.

(e)           This Release shall be governed by the internal laws of the Commonwealth of Virginia, irrespective of the choice of law rules of any jurisdiction.

(f)            Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect. Notwithstanding the foregoing, if Section 2(a), above, is declared void or unenforceable, then this Release shall be null and void and both parties shall be restored to the positions that they occupied before the Release’s execution (meaning that, among other things, all sums paid by the Company pursuant to Section 1, above, shall be immediately refunded to the Company); provided that in such circumstances this Release and the facts and circumstances relating to its execution shall be inadmissible in any later proceeding between the parties, and the statutes of limitations applicable to claims asserted in the proceeding shall be deemed to have been tolled for the period between the Effective Date and 10 days after the date on which Section 2(a) is declared unenforceable.

(g)           This Release constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements.

(h)           This Release shall not be modified except in a writing signed by the parties.

(i)            No term or condition of this Release shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Release, except by a writing signed by the party charged with the waiver or estoppel.  No waiver of any breach of this Release shall be deemed a waiver of any later breach of the same provision or any other provision of this Release.

(j)            Headings are intended solely as a convenience and shall not control the meaning or interpretation of any provision of this Release.

(k)           Pronouns contained in this Release shall apply equally to the feminine, neuter and masculine genders.  The singular shall include the plural, and the plural shall include the singular.

(l)            Each party shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this Release.

(m)          Any party contesting the validity or enforceability of any term of this Release shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

(n)           The parties acknowledge that they have reviewed this Release in its entirety and have had a full and fair opportunity to negotiate its terms and to consult with counsel of their own choosing concerning the meaning and effect of this Release.  Each party therefore waives all applicable rules of construction that any provision of this Release should be construed against its drafter, and agrees that all provisions of the agreement shall be construed as a whole, according to the fair meaning of the language used.

(o)           Every dispute arising from or relating to this Release shall be tried only in the state or federal courts situated in the Commonwealth of Virginia.  The parties consent to venue in those courts, and agree that those courts shall have personal jurisdiction over them in, and subject matter jurisdiction concerning, any such action.

(p)           In any action relating to or arising from this Release, or involving its application, the party substantially prevailing shall recover from the other party the expenses incurred by the prevailing party in connection with the action, including court costs and reasonable attorneys’ fees.

(q)           This Release may be executed in counterparts, or by copies transmitted by telecopier, all of which shall be given the same force and effect as the original.

[SIGNATURES FOLLOW]

NOTE: DO NOT SIGN THIS SUPPLEMENTAL LEGAL RELEASE UNTIL AFTER EXECUTIVE’S FINAL DAY OF EMPLOYMENT.

ROSETTA STONE LTD.	EXECUTIVE

By:
Stephen Swad, President & CEO	Pragnesh Shah

Date:	Date: